Paulson Investment's 29th Annual Westergaard SmallCap Conference Poll Reveals Positive Industry Outlook for 2007

Investment Executives Expect Moderate Small Cap Growth in 2007

NEW YORK, NY -- 11/07/2006 -- Paulson Investment Company, Inc., a wholly owned subsidiary of Paulson Capital Corp. ("Paulson") (NASDAQ: PLCC), and Dutton Associates polled more than 500 small cap industry experts and executives at Paulson Investment's 29th Annual Westergaard SmallCap Conference in New York City on Nov. 6 for their outlook on the 2007 small cap market. The survey reveals an overall expectation of moderate growth for small cap investments in 2007, and identifies the Biotechnology/Pharmaceuticals/Healthcare, Energy and Security sectors as the top three industry sectors for potential robust market activity in 2007.

"This is the fourth consecutive year we have surveyed attendees," said Trent Davis, president and CEO of Paulson Investment Company, Inc. "We conducted the survey to identify what the investment community anticipates in small cap market activity in 2007. This included market growth in industry sectors and investment banking, as well as a year-to-year comparison in market sentiment."

Industries to Watch

Conference attendees were asked to choose three small cap sectors that would likely be the most active in 2007. Biotechnology/Pharmaceuticals/Healthcare continues to be the top choice, with more than 69 percent of respondents predicting it would be the most active sector, the same as last year. The sector with the most new market attention is the Security sector, which was selected by more than 47 percent of the attendees, up 17 percent from 2005. The Energy sector rounded out the top three, also selected by 47 percent of attendees.

Despite a significant jump in attention in 2005, Internet Content/Commerce dropped out of the top three sectors this year, with 38 percent of responses. This is down 10 percent from 2005, putting it at the same level as the 2004 estimates.

Outlook for 2007

More than 90 percent of respondents expect activity to increase for small caps in 2007, with less than 8 percent expecting negative or no growth. Despite the overwhelming consensus for growth, respondents are generally more cautious than last year. Only 28 percent expect significant growth in 2007, and more than 62 percent expect moderate growth, down from 67 percent last year. More than 5 percent of respondents expect no growth, up slightly from last year.

Small Cap Investment Activity

While respondents are positive for small cap activity to grow next year, they are significantly more conservative than they have been in previous years. For 2007, 42 percent of respondents expect 0-20 percent growth, with only 34 percent expecting 20-40 percent industry growth. The responses show a flip in expectations from last year, when 44 percent expected 20-40 percent growth and 32 percent expected 0-20 percent growth.

Socially Responsible Investing

Socially responsible practices continue to gain awareness from those looking at potential investments. 49 percent of respondents said concerns over labor or the environment affected their decisions, up from 42 percent last year.

About Paulson Investment's Westergaard SmallCap Conference

Paulson Investment Company, Inc. and Dutton Associates hosted more than 800 attendees at Paulson Investment's 29th annual Westergaard SmallCap Conference in New York on Nov. 6. The Conference showcases small and emerging growth companies focused on establishing leadership in a broad range of industry sectors, including alternative energy, security, technology, pharmaceutical, biotechnology, environmental and consumer products. Founded in 1978 by noted small cap analyst John Westergaard, this conference provides a venue for select small cap companies to share detailed insight into their business operations, short and long term growth strategies, and industry vision.

About Dutton Associates

Dutton Associates is one of the largest issuer-paid equity research firms in the United States and its investment performance is ranked comparable to that of the top Wall Street firms. Its analysts, primarily CFAs with over 20 years of experience at the major securities firms, are among the most experienced on Wall Street. The Company offers high-quality, independent, fundamental research on small cap public companies.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company, Inc. is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten nearly 160 public and private offerings and has generated more than $1 billion for client companies.

Paulson Investment Company, Inc. was the managing underwriter for the initial and/or secondary public offerings for one or more of the companies affiliated with this conference. Paulson Investment Company, Inc. may make a market in one or more of the securities affiliated with this conference. These markets may, however, be changed at any time without notice. Individuals associated with Paulson Investment Company, Inc., and its officers and/or directors may hold shares in companies affiliated with this conference and may increase or decrease such holdings without notice. The contents of the presenting company's profiles on this site were prepared by Dutton Associates and are not to be construed as a solicitation to buy or sell any securities. Paulson Investment Company, Inc. does not warranty, guarantee or make any representations, or assume any liability with regard to financial results based on the use of information on this site.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

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or via email at plcc@efcg.net